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                                                           EXHIBIT (A)(5)

MADISON RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE




         GREENVILLE, SOUTH CAROLINA, January 26, 1998--Madison River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for class A units and class B units of limited partnership interest in Multi-Benefit Realty Fund '87-1. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, January 30, 1998. The offers were previously scheduled to expire at 12:00 midnight on Friday, January 23, 1998.

         Madison River reported, based on information provided by the depositary for the offers, that as of the close of business on January 23, 1998, approximately 17,173 interests had been tendered pursuant to the Multi-Benefit A offer and approximately 12,294 interests had been tendered pursuant to the Multi-Benefit B offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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